Exhibit 3(i)(1)

RESTATED ARTICLES OF INCORPORATION

OF

CHINA FIRE & SECURITY GROUP, INC.

ARTICLE I

Name

The name of the Corporation is China Fire & Security Group, Inc.

ARTICLE II

Purpose

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Florida Business Corporation Act.

ARTICLE III

Capital Stock

                Section 1.  Authorized Capital Stock. The aggregate number of shares which the Corporation is authorized to issue is 70,000,000 shares, consisting of 5,000,000 shares of Serial Preferred Stock, $.001 par value, and 65,000,000 shares of Common Stock, $.001 par value.

Section 2.  Serial Preferred Stock. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Serial Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Serial Preferred Stock or any series thereof. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

A.	The rate and manner of payment of dividends, if any;
B.	Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
C.	The amount payable upon shares in the event of liquidation, dissolution or other winding up of the Corporation;

D.	Sinking fund provisions, if any, for the redemption or purchase of shares;
E.	The terms and conditions, if any, on which shares may be converted or exchanged;
F.	Voting rights, if any; and
G.	Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Florida.

The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Florida as may be required by law.

Section 3.  Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Corporation, on all propositions before such meetings. Each share of Common Stock shall be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, and to participate equally in all distributions of assets upon liquidation.

Section 4.  Certain Definitions. For the purposes of these Articles:

“Preferred Stock Designation” shall mean any designation of the preferences, limitations and rights of any series of Serial Preferred Stock made pursuant to Section 2 of this Article III.

“Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Each share of Voting Stock shall have the number of votes granted to it pursuant to this Article III or any Preferred Stock Designation.

ARTICLE IV

Board of Directors

                Section 1.  Number. The number of directors of the Corporation shall be as set forth in the bylaws.

Section 2.  Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3.  Removal. A director may be removed by the majority vote of the entire Board of Directors. A director may also be removed by shareholders, but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the Corporation in a matter of substantial importance to the Corporation, and such adjudication is no longer subject to direct appeal.

Notwithstanding the foregoing, and except as otherwise provided by law, in the event that holders of any class or series of Preferred Stock are entitled, voting separately as a class, to elect one or more directors, the provisions of this Section 3 shall apply, in respect to the removal of a director so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares of Voting Stock voting together as a single class.

ARTICLE V

Action by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of shareholders of the Corporation or by consent in writing by such shareholders. Special meetings of shareholders, for any purpose or purposes, may be called by the Chairman of the Board of Directors, the President or the Secretary of the Corporation, and shall be called upon the written request of a majority of the entire Board of Directors or the holder or holders of not less than a majority of all the outstanding shares of stock of the Corporation entitled to vote on the matter or matters to be presented at the meeting. Such request shall state the purpose or purposes of the proposed meeting.

ARTICLE VI

Certain Business Combinations

                 Section 1.  Vote Required for Certain Business Combinations.

A.  Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation (including any Preferred Stock Designation), and except as otherwise expressly provided in Section 2 of this Article VI:

(i)  any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or

(iii)  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

(iv)  the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v)  any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B.  Business Combination. The term “Business Combination” as used in this Article VI shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

Section 2.  When Higher Vote is Not Required. The provisions of Section 1 of this Article VI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of these Articles of Incorporation (including any Preferred Stock Designation) or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following paragraph A is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs A and B are met:

A.  Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

B.  Price and Procedure Requirements. All of the following conditions shall have been met:

(i)  Common Stock. The aggregate amount of the cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

(a)  (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (l) within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(b)  the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”), whichever is higher.

(ii)  Voting Preferred Stock. The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of shares of any other outstanding class of Voting Stock or any outstanding series thereof if shares of such class are issuable in series shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B (ii) shall be required to be met with respect to every such class or series of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series of Voting Stock):

(a)  (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b)  the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

(c)  the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(iii)  The consideration to be received by holders of a particular class of outstanding Voting Stock or the holders of a particular series of a class thereof if shares of such class are issuable in series shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has previously paid for shares of such class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by the Interested Shareholder.

(iv)  After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination, except as approved by a majority of the Continuing Directors: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(v)  After such Interested Shareholder has become an Interested Shareholder, except as approved by a majority of the Continuing Directors, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi)  A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3.  Certain Definitions. For the purposes of this Article VI:

A.  A “person” shall mean any individual, firm, corporation or other entity.

B.  “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i)  is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock;

(ii)  is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(iii)  is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

C.  A person shall be a “beneficial owner” of any Voting Stock:

(i)  which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii)  which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)  which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares at Voting Stock.

D.  For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise.

E.  “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on July 1, 2007.

F.  “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

G.  “Continuing Director” means any member of the Board of Directors of the Corporation who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

H.  “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

I.  In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Section 2 of this Article VI shall include the shares of Common Stock and/or the shares of any class or series of outstanding Voting Stock retained by the holders of such shares.

Section 4.  Powers of the Board of Directors. A majority of the directors the Corporation shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VI, including, without limitation, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the applicable conditions set forth in paragraph B of Section 2 of this Article VI have been met with respect to any Business Combination, and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more.

Section 5.  No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article VI shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

ARTICLE VII

Amendment of Articles of Incorporation and Bylaws

Section 1.  Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions of this Article VII and the provisions of the first sentence of Section 3 of Article III, and Articles IV, V, and VI, may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of at least 75% of the then outstanding shares of Voting Stock, voting together as a single class; provided, however, that such 75% vote shall not be required for any alteration, amendment or repeal unanimously recommended by the Board of Directors if all such directors are Continuing Directors as defined in Paragraph G of Section 3 of Article VI.

Section 2.  Bylaws. The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors. Bylaws adopted by the Board of Directors may be repealed or changed, and new bylaws may be adopted by shareholders only if such repeal, change or adoption is approved by the affirmative vote of the holders of at least 75% of the then outstanding Voting Stock, voting together as a single class.